Exhibit 99.15
Ferrellgas, Inc. and Subsidiaries
Consolidated Financial Statements and Report of
Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Ferrellgas, Inc. and Subsidiaries
Overland Park, Kansas
We have audited the accompanying consolidated balance sheets of Ferrellgas, Inc. and subsidiaries (the “Company”) as of July 31, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity (deficiency), and cash flows for each of the three years in the period ended July 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Ferrellgas, Inc. and subsidiaries as of July 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 2005, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note B(11) to the consolidated financial statements, the Company changed its method of accounting for asset retirement obligations with the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, in fiscal 2003.
/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri
November 4, 2005

FERRELLGAS, INC. AND SUBSIDIARIES
(a wholly-owned subsidiary of Ferrell Companies, Inc.)
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	July 31,
	2005	2004

ASSETS

Current assets:
Cash and cash equivalents	$21,023	$15,887
Accounts and notes receivable (net of allowance for doubtful accounts of $3,764 and $2,523 in 2005 and 2004, respectively)	107,778	110,389
Inventories	97,743	96,359
Prepaid expenses and other current assets	12,861	9,768
Current assets of discontinued operations	—	11,348

Total current assets	239,405	243,751

Property, plant and equipment, net	819,230	831,177
Goodwill	468,350	464,812
Intangible assets, net	255,277	264,427
Other assets, net	13,930	15,365
Non-current assets of discontinued operations	—	48,068

Total assets	$1,796,192	$1,867,600

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIENCY)

Current liabilities:
Accounts payable	$108,667	$101,737
Short-term borrowings	19,800	—
Other current liabilities	72,208	88,440
Current liabilities of discontinued operations	—	7,052

Total current liabilities	200,675	197,229

Long-term debt	948,977	1,153,652
Deferred income taxes	3,432	2,569
Other liabilities	19,798	17,052
Non-current liabilities of discontinued operations	—	3,479
Contingencies and commitments (Note M)	—	—
Minority interest	511,882	380,795
Parent investment in subsidiary	187,272	186,596

Stockholder’s equity (deficiency):
Common stock, $1 par value; 10,000 shares authorized; 990 shares issued	1	1
Additional paid-in-capital	18,654	15,462
Note receivable from parent	(147,378)	(146,830)
Retained earnings	53,491	56,865
Accumulated other comprehensive income (loss)	(612)	730

Total stockholder’s equity (deficiency)	(75,844)	(73,772)

Total liabilities and stockholder’s equity (deficiency)	$1,796,192	$1,867,600

See notes to consolidated financial statements.

FERRELLGAS, INC. AND SUBISIDIARIES
(a wholly-owned subsidiary of Ferrell Companies, Inc.)
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands)

	For the year ended July 31,
	2005	2004	2003
Revenues:
Propane and other gas liquids sales	$1,592,325	$1,210,564	$1,087,513
Other	161,789	97,822	78,165

Total revenues	1,754,114	1,308,386	1,165,678

Cost of product sold (exclusive of depreciation, shown with amortization below)	1,140,298	766,404	644,853

Gross profit	613,816	541,982	520,825

Operating expense	366,189	323,375	295,676
Depreciation and amortization expense	85,273	58,324	42,071
General and administrative expense	42,342	34,532	28,024
Equipment lease expense	25,495	19,652	20,622
Employee stock ownership plan compensation charge	12,266	7,892	6,778
Loss on disposal of assets and other	8,673	7,133	6,679

Operating income	73,578	91,074	120,975

Interest expense	(91,518)	(74,467)	(63,664)
Interest income	1,903	1,590	1,305
Early extinguishment of debt expense	—	—	(7,052)

Earnings (loss) before income taxes, minority interest, parent investment in subsidiary, discontinued operations and cumulative effect of change of change in accounting principle	(16,037)	18,197	51,564

Income tax expense	2,044	530	81
Minority interest	(2,718)	11,544	29,245
Parent investment in subsidiary	(12,441)	8,798	23,231

Loss from continuing operations before discontinued operations and cumulative effect of change in accounting principle	(2,922)	(2,675)	(993)

Earnings from discontinued operations (including gain on sale in 2005 of $97,001), net of minority interest of $71,524, $5,019 and $3,402 and parent investment in subsidiary of $31,623, $2,949 and $3,065 in 2005, 2004 and 2003, respectively	2,105	163	133

Cumulative effect of change in accounting principle, net of minority interest of $1,349 and parent investment in subsidiary of $1,377	—	—	(56)

Net loss	$(817)	$(2,512)	$(916)

See notes to consolidated financial statements.

FERRELLGAS, INC. AND SUBSIDIARIES
(a wholly-owned subsidiary of Ferrell Companies, Inc.)
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY (DEFICIENCY)
(in thousands, except share data)

						Accumulated other			Total
				Note		comprehensive income (loss)			stock-
	Number of		Additional	receivable			Currency		holder’s
	common	Common	paid-in	from	Retained	Risk	translation	Pension	equity
	shares	stock	capital	parent	earnings	management	adjustment	liability	(deficiency)
August 1, 2002	990	1	$13,622	$(147,484)	$65,094	$(153)	$—	$(2,619)	$(71,539)

Distributions to parent	—	—	—	—	(1,875)	—	—	—	(1,875)

Decrease in loan to Parent	—	—	—	620	—	—	—	—	620

Contribution in connection with ESOP compensation charge	—	—	135	—	—	—	—	—	135

Contribution in connection with acquisitions	—	—	4	—	—	—	—	—	4

Contribution related to exercise of options of subsidiary	—	—	63	—	—	—	—	—	63

Comprehensive income:
Net loss	—	—	—	—	(916)	—	—	—	(916)
Other comprehensive income:
Net gains on risk management derivatives	—	—	—	—	—
Reclassification of net gains on derivatives	—	—	—	—	—	1,081	—	—
Pension liability adjustment	—	—	—	—	—	(928)	—	651	804

Comprehensive income									(112)

July 31, 2003	990	1	13,824	(146,864)	62,303	—	—	(1,968)	(72,704)

Distributions to parent	—	—	—	—	(2,926)	—	—	—	(2,926)

Decrease in loan to Parent	—	—	—	34	—	—	—	—	34

Contribution in connection with ESOP compensation charge	—	—	158	—	—	—	—	—	158

Contribution in connection with equity and debt offerings of subisidary	—	—	1,400	—	—	—	—	—	1,400

Contribution related to exercise of options of subsidiary	—	—	80	—	—	—	—	—	80

Comprehensive income:
Net loss	—	—	—	—	(2,512)	—	—	—	(2,512)
Other comprehensive income:
Net gains on risk management derivatives	—	—	—	—	—	1,911	—
Reclassification of net gains on derivatives	—	—	—	—	—	(139)	—	—
Reclassification of net gains on derivatives	—	—	—	—	—	—	16	—
Pension liability adjustment	—	—	—	—	—	—	—	910	2,698

Comprehensive income									186

July 31, 2004	990	1	15,462	(146,830)	56,865	1,772	16	(1,058)	(73,772)

Distributions to parent	—	—	—	—	(2,557)	—	—	—	(2,557)

Increase in loan to Parent	—	—	—	(548)	—	—	—	—	(548)

Contribution in connection with ESOP compensation charge	—	—	245	—	—	—	—	—	245

Contribution in connection with equity offerings of subisidary	—	—	2,799	—	—	—	—	—	2,799

Contribution in connection with acquisitions	—	—	142	—	—	—	—	—	142

Contribution related to exercise of options of subsidiary	—	—	6	—	—	—	—	—	6

Comprehensive income:
Net loss	—	—	—	—	(817)	—	—	—	(817)
Other comprehensive income:
Net gains on risk management derivatives	—	—	—	—	—	70	—
Reclassification of net gains on derivatives	—	—	—	—	—	(1,772)	—	—
Reclassification of net gains on derivatives	—	—	—	—	—	—	49	—
Pension liability adjustment	—	—	—	—	—	—	—	311	(1,342)

Comprehensive income									(2,159)

July 31, 2005	990	$1	$18,654	$(147,378)	$53,491	$70	$65	$(747)	$(75,844)

See notes to consolidated financial statements.

FERRELLGAS, INC. AND SUBSIDIARIES
(a wholly-owned subsidiary of Ferrell Companies, Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the year ended July 31,
	2005	2004	2003
Cash flows from operating activities:
Net loss	$(817)	$(2,512)	$(916)
Reconciliation of net loss to net cash provided by operating activities:
Cumulative effect of change in accounting principle	—	—	56
Early extinguishment of debt expense	—	—	1,854
Depreciation and amortization expense	86,462	59,328	42,992
Employee stock ownership plan compensation charge	12,266	7,892	6,778
(Gain) loss on disposal of assets	(91,494)	6,120	5,419
Minority interest	19,182	16,563	32,647
Parent investment in subsidiary	68,806	11,747	26,296
Deferred income tax expense (benefit)	(291)	294	50
Other	8,569	8,465	6,910
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts and notes receivable, net of securitization	(43,246)	(24,943)	(16,308)
Inventories	(2,421)	(5,264)	(17,097)
Prepaid expenses and other current assets	(2,440)	(217)	1,659
Accounts payable	4,505	17,308	4,910
Accrued interest expense	(4,662)	5,427	1,181
Other current liabilities	(5,558)	(12,927)	(1,176)
Other liabilities	323	832	1,379
Accounts receivable securitization:
Proceeds from new accounts receivable securitizations	114,400	30,000	60,000
Proceeds from collections reinvested in revolving period accounts receivable securitizations	981,256	627,389	562,883
Remittances of amounts collected as servicer of accounts receivable securitizations	(1,051,356)	(669,689)	(588,883)

Net cash provided by operating activities	93,484	75,813	130,634

Cash flows from investing activities:
Cash paid for assumed merger and related obligations	—	(343,414)	—
Business acquisitions, net of cash acquired	(23,904)	(40,960)	(39,138)
Cash paid for acquisition transaction fees	—	(1,476)	—
Capital expenditures — tank lease buyout	—	—	(155,600)
Capital expenditures — technology initiative	(10,466)	(8,688)	(21,203)
Capital expenditures — other	(42,348)	(32,692)	(18,310)
Proceeds from sale of discontinued operations	144,000	—	—
Proceeds from sale of assets	11,948	5,766	3,747
Other, net	(3,121)	(3,319)	(845)

Net cash provided by (used in) investing activities	76,109	(424,783)	(231,349)

Cash flows from financing activities:
Distributions paid to parent by subsidiary-common unitholders	(35,999)	(35,706)	(35,608)
Distributions paid to minority interest by subsidiary-common unitholders	(70,771)	(47,178)	(36,610)
Distributions paid to minority interest by subsidiary-senior unitholder	(7,977)	(7,977)	(11,555)
Distributions paid to parent	(2,482)	(2,926)	(1,875)
Issuance of common units of subsidiary	136,824	236,004	26,153
Redemption of senior units of subsidiary	—	—	(31,522)
Additions to long-term debt	44	314,048	359,680
Reductions of long-term debt	(205,354)	(58,710)	(176,367)
Net additions (reductions) in loan to parent	(548)	34	620
Net additions (reductions) to short-term borrowings	19,800	(43,719)	—
Proceeds from exercise of options of subsidiary	472	4,223	6,658
Cash paid for financing costs	(1,392)	(7,043)	(7,416)
Cash contributed by parent	2,877	1,480	67
Other, net	—	—	(18)

Net cash provided by (used in) financing activities	(164,506)	352,530	92,207

Effect of exchange rate changes on cash	49	16	—
Increase (decrease) in cash and cash equivalents	5,136	3,576	(8,508)
Cash and cash equivalents — beginning of period	15,887	12,311	20,819

Cash and cash equivalents — end of period	$21,023	$15,887	$12,311

Cash paid for interest	$93,298	$66,240	$59,844

Cash paid for income taxes	$1,404	$23	$38

See notes to consolidated financial statements.

FERRELLGAS , INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise designated)
A. Organization and formation
The accompanying consolidated financial statements and related notes present the consolidated financial position, results of operations and cash flows of Ferrellgas, Inc. (the “Company”), its subsidiaries, which include its partnership interest in Ferrellgas Partners, L.P and subsidiaries. The Company is a wholly-owned subsidiary of Ferrell Companies, Inc. (“Ferrell” or “Parent”).
Ferrellgas Partners, L.P. was formed April 19, 1994, and is a publicly traded limited partnership, owning a 99% limited partner interest in Ferrellgas, L.P. (the “operating partnership”). Ferrellgas Partners and the operating partnership, collectively referred to as “Ferrellgas,” are both Delaware limited partnerships and are governed by their respective partnership agreements. Ferrellgas Partners was formed to acquire and hold a limited partner interest in the operating partnership. The operating partnership was formed to acquire, own and operate the propane business and assets of the Company The Company has retained a 1% general partner interest in Ferrellgas Partners and also holds a 1.0101% general partner interest in the operating partnership, representing an effective 2% general partner interest in Ferrellgas on a combined basis. As general partner, it performs all management functions required by Ferrellgas.
Concurrent with the closing of the offering, the Company contributed all of its propane business and assets to Ferrellgas Partners in exchange for 17,593,721 common units and Incentive Distribution Rights as well as a 2% general partner interest in Ferrellgas Partners and the operating partnership on a combined basis.
In July 1998, the Company transferred its entire limited partnership ownership of Ferrellgas Partners to Ferrell. In July 1998, 100% of the outstanding common stock of Ferrell was purchased primarily from Mr. James E. Ferrell (“Mr. Ferrell”) and his family by a newly created leveraged employee stock ownership trust (“ESOT”) established pursuant to the Ferrell Companies Employee Stock Ownership Plan (“ESOP”). The purpose of the ESOP is to provide employees of the Company an opportunity for ownership in Ferrell and indirectly in Ferrellgas. As contributions are made by Ferrell to the ESOT in the future, shares of Ferrell are allocated to the employees’ ESOP accounts.
On December 17, 1999, Ferrellgas Partners’ partnership agreement was amended to allow for the issuance of a newly created senior unit. As amended, the senior units were to be paid quarterly distributions in cash equivalent to 10% per annum of their liquidation value, or $4 per senior unit. Additionally, the holder of the senior units could convert any outstanding senior units into common units beginning on the earlier of June 29, 2005 or upon the occurrence of a “material event” as such term is defined by Ferrellgas Partners’ partnership agreement. On June 30, 2005, the senior units, owned by JEF Capital Management, Inc. (“JEF Capital”), were converted to common units. JEF Capital is beneficially owned by Mr. Ferrell. See Note K – Minority Interest – for additional discussion related to the conversion of these senior units to common units.
On June 5, 2000, Ferrellgas Partners’ partnership agreement was amended to allow the Company to have an option to maintain its effective 2% general partner interest concurrent with the issuance of other additional equity. Prior to this amendment, the Company was required to make capital contributions to maintain its effective 2% general partner interest concurrent with the issuance of any additional equity. Also as part of this amendment, the Company’s interest in Ferrellgas Partner’s common units became represented by newly created general partner units.

On March 7, 2005, Ferrellgas Partners amended its partnership agreement to extend an existing agreement with Ferrell Companies concerning the distribution priority on common units owned by public investors over those owned by Ferrell Companies. This provision, originally scheduled to expire on December 31, 2005, was extended to April 30, 2010 and allows Ferrellgas Partners to defer distributions on the common units held by Ferrell Companies up to an aggregate outstanding amount of $36.0 million. There have been no deferrals to date.
B. Summary of significant accounting policies
(1) Nature of operations: The Company is a holding entity that conducts no operations and has two subsidiaries, Ferrellgas Partners and Ferrellgas Acquisitions Company, LLC (“Ferrellgas Acquisitions Company”). The Company owns a 100% equity interest in Ferrellgas Acquisitions Company. Limited operations are conducted by or through Ferrellgas Acquisition Company, whose only purpose is to acquire the tax liabilities of acquirees of Ferrellgas. The Company owns a 1% general partnership interest in Ferrellgas Partners. The operating partnership is the only operating subsidiary of Ferrellgas Partners.
Ferrellgas is engaged primarily in the distribution of propane and related equipment and supplies in the United States. The propane distribution market is seasonal because propane is used primarily for heating in residential and commercial buildings. Ferrellgas serves more than one million residential, industrial/commercial, portable tank exchange, agricultural and other customers in all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Canada.
(2) Accounting estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates. Significant estimates impacting the consolidated financial statements include accruals that have been established for contingent liabilities, pending claims and legal actions arising in the normal course of business, useful lives of property, plant and equipment assets, residual values of tanks, amortization methods of intangible assets and valuation methods of derivative commodity contracts.
(3) Principles of consolidation: The accompanying consolidated financial statements include the Company’s accounts, those of its wholly-owned subsidiary Ferrellgas Acquisition Company and Ferrellgas Partners, after elimination of all material intercompany accounts and transactions. The accounts of Ferrellgas Partners are included based on the determination that the Company possesses a controlling financial interest through its ability to exert control over Ferrellgas Partners and is consolidated with the Company.
The minority interest includes limited partner interests in Ferrellgas Partners’ common units held by the public. See Note K – Minority interest – for related discussion about the activity in minority interest. Minority interest expense includes allocations of income (loss) and distributions in excess of its basis, if any. Parent investment in subsidiary in the consolidated statements of earnings includes allocations of income (loss) associated with the common units held by Ferrell. The limited partner interest owned by Ferrell is reflected as “Parent investment in subsidiary” in the consolidated balance sheets.

(4) Cash and cash equivalents and non-cash activities: For purposes of the consolidated statements of cash flows, the Company considers cash equivalents to include all highly liquid debt instruments purchased with an original maturity of three months or less. Significant non-cash operating, investing and financing activities are primarily related to business combinations, accounts receivable securitization and transactions with related parties as disclosed in Note C – Business combinations, Note F – Accounts receivable securitization and Note L – Transactions with related parties, respectively.
(5) Inventories: Inventories are stated at the lower of cost or market using weighted average cost and actual cost methods. The Company enters into commodity derivative contracts involving propane and related products to hedge, reduce risk and anticipate market movements. The fair value of these derivative contracts is classified as inventory.
(6) Accounts receivable securitization: The Company has agreements to transfer, on an ongoing basis, certain of its trade accounts receivable through an accounts receivable securitization facility and retains servicing responsibilities as well as a retained interest related to a portion of the transferred receivables. The Company accounts for the securitization of accounts receivable in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” As a result, the related receivables are removed from the consolidated balance sheet and a retained interest is recorded for the amount of receivables sold in excess of cash received. The retained interest is included in “Accounts and notes receivable” in the consolidated balance sheets.
The Company determines the fair value of its retained interest based on the present value of future expected cash flows using management’s best estimates of various factors, including credit loss experience and discount rates commensurate with the risks involved. These assumptions are updated periodically based on actual results, therefore, the estimated credit loss and discount rates utilized are materially consistent with historical performance. Due to the short-term nature of the Company’s trade receivables, variations in the credit and discount assumptions would not significantly impact the fair value of the retained interests. Costs associated with the sale of receivables are included in “Loss on disposal of assets and other” in the consolidated statements of earnings. See Note F – Accounts receivable securitization – for further discussion of these transactions.
(7) Property, plant and equipment: Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance and routine repairs are expensed as incurred. The Company capitalizes computer software, equipment replacement and betterment expenditures that are (i) greater than $1 thousand, (ii) upgrade, replace or completely rebuild major mechanical components and (iii) extend the original useful life of the equipment. Depreciation is calculated using the straight-line method based on the estimated useful lives of the assets ranging from two to 30 years. The Company, using its best estimates based on reasonable and supportable assumptions and projections, reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of its assets might not be recoverable. See Note E – Supplemental financial statement information – for further discussion of property, plant and equipment.
(8) Goodwill: The Company records goodwill as the excess of the cost of acquisitions over the fair value of the related net assets at the date of acquisition. In accordance with SFAS No. 142 “Goodwill and Other Intangible Assets,” the Company no longer amortizes goodwill. These balances are tested for impairment annually on January 31, or more frequently if circumstances dictate, and if impaired, written off against earnings at that time. The Company has not recognized any impairment losses as a result of these tests. For purposes of the Company’s goodwill impairment test, the Company has determined that it has one reporting unit. The Company assesses the carrying value of goodwill at its reporting unit based on an estimate of the fair value of the reporting unit. Fair value of the reporting unit is estimated using a market value approach taking into consideration the quoted market price of Ferrellgas Partners’ common units.
(9) Intangible assets: Intangible assets with definitive lives, consisting primarily of customer lists, noncompete agreements and patented technology, are stated at cost, net of accumulated amortization calculated using the straight-line method over periods ranging from two to 15 years. Tradenames and trademarks have indefinite lives, are not amortized, and are stated at cost. The Company tests definitive lived intangible assets for impairment when events or changes in circumstances indicate that the carrying amount of these assets might not be recoverable in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-lived Assets.” The Company tests indefinite lived intangible assets for impairment annually on January 31 or more frequently if circumstances dictate in accordance with SFAS 142. The Company has not recognized impairment losses as a result of these tests. When necessary, intangible assets’ useful lives are revised and the impact on amortization reflected on a prospective basis. See Note G – Goodwill and intangible assets, net – for further discussion of intangible assets.
(10) Accounting for derivative commodity contracts: The Company enters into commodity options and swaps involving propane to specifically hedge certain price risks. Any changes in the fair value of these specific cash flow hedge positions are deferred and included in other comprehensive income and recognized as an adjustment to cost of product sold in the month the forecasted price risk is settled. The Company also enters into other commodity forward and futures purchase/sale agreements and commodity swaps and options involving propane and related products, which are not designated as hedges to a certain product cost risk, but are used for risk management purposes. To the extent such contracts are entered into at fixed prices and thereby subject the Company to market risk, the contracts are accounted for using the fair value method. Under this valuation method, derivatives are carried on the consolidated balance sheets at fair value with changes in that value recognized in earnings. The Company classifies all gains and losses from these derivative commodity contracts entered into for product risk management purposes as cost of product sold in the consolidated statements of earnings. See Note I – Derivatives – for further discussion about these transactions.
(11) Asset retirement obligation: SFAS No. 143 “Accounting for Asset Retirement Obligations” provides accounting requirements for retirement obligations associated with tangible long-lived assets, including the requirement that a liability be recognized if there is a legal or financial obligation associated with the retirement of the assets. The Company adopted SFAS No. 143 beginning in fiscal 2003. This cumulative effect of a change in accounting principle resulted in a one-time charge to earnings of $0.1 million, net of minority interest of $1.3 million and parent investment in subsidiary of $1.4 million, during fiscal 2003, together with the recognition of a $3.1 million long-term liability and a $0.3 million long-term asset. This long-term asset and long-term liability were related to underground storage facilities that were sold on July 29, 2005. As a result, the long-term asset and the long-term liability were written off concurrent with the sale of the facilities. The Company does not believe this standard will have a material on-going effect on its consolidated financial position, results of operations and cash flows. See Note D – Discontinued operations – for further discussion about the sale of underground storage facilities.
(12) Revenue recognition: Revenues from the distribution of propane and other gas liquids are recognized by the Company at the time product is delivered to its customers. Other revenues, which include revenue from the sale of propane appliances and equipment is recognized at the time of delivery or installation. Revenues from repairs and maintenance are recognized upon completion of the service. The Company recognizes shipping and handling revenues and expenses for sales of propane, appliances and equipment at the time of delivery or installation. Shipping and handling revenues are included in the price of propane charged to customers, and are classified as revenue.

(13) Shipping and handling expenses: Shipping and handling expenses related to delivery personnel, vehicle repair and maintenance and general liability expenses are classified within operating expense on the statement of earnings. Depreciation expenses on delivery vehicles the Company owns are classified within depreciation and amortization expense. Lease expenses on delivery vehicles the Company leases are classified within equipment lease expense. See Note E – Supplemental financial statement information – for the financial statement presentation of shipping and handling expenses.
(14) Cost of product sold: Cost of product sold includes all costs to acquire propane, other gas liquids and non-gas items, including the results from all risk management activities and the costs of storing and transporting inventory prior to delivery to the Company’s customers. Cost of product sold also includes costs related to the refurbishment of the Company’s portable propane tanks.
(15) Operating expenses: Operating expenses primarily include the personnel, vehicle, delivery, handling, plant, office, selling, marketing, credit and collections and other expenses related to the retail distribution of propane and related equipment and supplies.
(16) Income taxes: The Company is treated as a Subchapter S corporation for Federal income tax purposes and is liable for income tax in states that do not recognize Subchapter S status. Income taxes were computed as though each company filed its own tax return in accordance with the Company’s tax sharing agreement. Deferred income taxes are provided as a result of temporary differences between financial and tax reporting, as described in Note J – Income taxes – using the asset/liability method.
(17) Unit and stock-based compensation: The Company accounts for the Ferrellgas Unit Option Plan (“unit option plan”) and the Ferrell Companies, Inc. Incentive Compensation Plan (“ICP”) using the intrinsic value method under the provisions of Accounting Principles Board (“APB”) No. 25, “Accounting for Stock Issued to Employees,” for all periods presented and makes the fair value method pro forma disclosures required under the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148 “Accounting for Stock-Based Compensation – Transition and Disclosure.” Accordingly, no compensation cost has been recognized for the unit option plan, or for the ICP. Had compensation cost for these plans been determined based upon the fair value at the grant date for awards under these plans, consistent with the methodology prescribed under SFAS No. 123, the Company’s net loss would have been adjusted as noted in the table below:

	For the year ended July 31,
	2005	2004	2003
Net loss, as reported	$(817)	$(2,512)	$(916)

Deduct: Total stock-based employee compensation expenses determined under fair value based method for all awards	(5)	(23)	(19)

Pro forma net loss available to common unitholders	$(822)	$(2,535)	$(935)

The fair value of the ICP stock options granted during fiscal 2005, 2004 and 2003 were determined using a binomial option valuation model with the following assumptions:

	2005	2004	2003
Dividend percentage	1%	1%	1%
Average stock price volatility	17.9%	17.9%	18.6%
Risk-free interest rate	4.1%	3.8%	4.0%
Expected life of option plans	5-12 years	5-12 years	5-12 years
See Note O – Unit options of Ferrellgas Partners and stock options of Ferrell – for further discussion and disclosure of stock-based compensation.
(18) Segment information: The Company is a single reportable operating segment engaging in the distribution of propane and related equipment and supplies to customers primarily in the United States.
(19) New accounting standards:
SFAS No. 123 (R), “Share-Based Payment,” is a revision of SFAS 123, “Accounting for Stock-Based Compensation” and supersedes APB No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. This statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. It also establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair value based measurement method in accounting for share-based payment transactions with employees. This statement is effective for interim or annual reporting periods that begin after June 15, 2005. Consequently, the Company will be required to adopt this standard during the quarter ending October 31, 2005. Currently, the Company accounts for the unit option plan and the ICP using the intrinsic value method under the provisions of APB No. 25, for all periods presented and makes the fair value method pro forma disclosures required under the provisions of SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.” Accordingly, no compensation cost has been recognized for the Unit Option Plan or for the ICP in the consolidated statements of earnings. See Note B – Unit and stock-based compensation, for current disclosures. The Company is evaluating the impact of this standard and believes, based on the options outstanding at the end of fiscal 2005, that it will not have a material impact on its financial position, results of operations and cash flows during fiscal 2006. This annual charge may increase or decrease in subsequent years as new options are granted or as granted options become fully vested.
EITF 04-1, “Accounting for Preexisting Relationships between the Parties to a Business Combination,” requires that pre-existing contractual relationships between two parties involved in a business combination be evaluated to determine if a settlement of the pre-existing contracts is required separately from the accounting for the business combination. This consensus is effective for business combinations consummated and goodwill impairment tests performed in reporting periods beginning after October 13, 2004. the Company adopted EITF 04-1 during the quarter ended January 31, 2005, without a material effect on its financial position, results of operations and cash flows.
FASB Financial Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” clarifies the term conditional asset retirement obligation as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations”, adopted by the Company in fiscal 2003. A conditional asset obligation is a legal obligation to retire an asset when the timing and(or) method of settlement are conditional on a future event. The interpretation also requires an entity to recognize a liability for the fair value of the asset retirement obligation when incurred if fair value can be reasonably estimated. This Interpretation is effective for fiscal years ending after December 15, 2005. The Company has evaluated the impact of this interpretation and does not believe it will have a material effect on its financial position, results of operations and cash flows.
SFAS No. 154, “Accounting Changes and Error Corrections” replaces APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements — an amendment of APB Opinion No. 28” and changes the requirements for the accounting for and the reporting of a change in accounting principle. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not believe this standard will have a material effect on its financial position, results of operations and cash flows.
(20) Reclassifications: Certain reclassifications have been made to prior fiscal years’ consolidated financial statements to conform to the current fiscal year’s presentation.
C.	Business combinations

Business combinations are accounted for under the purchase method and the assets acquired and liabilities assumed are recorded at their estimated fair market values as of the acquisition dates. The results of operations are included in the consolidated statements of earnings from the date of acquisitions.

During fiscal 2005, the Company completed seven propane distribution business acquisitions with an aggregate value at $31.7 million:
•	Kamp’s Propane, Inc., based in California, acquired August 2004;

•	Suburban Propane’s Upper Midwest Retail Operations, based in Minnesota, North Dakota and Wisconsin, acquired September 2004;

•	Basin Propane, based in Washington, acquired September 2004;

•	Econogas Service, Inc., based in Iowa, acquired September 2004;

•	Land Propane Gas Service, based in Kentucky, acquired September 2004;

•	Parsons Gas & Appliance, Inc., Parsons Gas, Inc., and Dave’s Gas, Inc., based in Kentucky, acquired December 2004; and

•	Commercial Propane Corporation, based in Wisconsin, acquired January 2005.
These acquisitions were funded by $23.9 million in cash payments, the issuance of 0.3 million Ferrellgas Partners’ common units valued at an aggregate of $7.0 million and the assumption of an $0.8 million liability.

The aggregate value of these seven propane distribution businesses were allocated as follows:

Customer tanks, buildings and land	$12,358
Non-compete agreements	2,914
Customer lists	12,690
Goodwill	4,016
Other assets	453
Current liabilities	(749)

$31,682

The estimated fair values and useful lives of assets acquired are based on a preliminary internal valuation and are subject to final valuation adjustments. The Company intends to continue its analysis of the net assets of these acquired businesses to determine the final allocation of the total purchase price to the various assets and liabilities acquired.

During fiscal 2004, the Company completed one material business combination, referred to as the Blue Rhino contribution (see discussion below), and ten propane distribution business acquisitions. The ten propane distribution businesses acquired during fiscal 2004, included the following:
•	Chapman’s Propane Co., Inc, based in Illinois, acquired August 2003;

•	Bud’s Propane Service, Inc., based in Oregon, acquired September 2003;

•	Prairie Land Coop, based in Iowa, acquired October 2003;

•	Aeropres Propane, Inc., based in Louisiana and Arkansas, acquired December 2003;

•	Suburban Propane’s Midwest Retail Operations, based in Texas, Oklahoma, Missouri and Kansas, acquired January 2004;

•	Crow’s LP Gas Co., based in Iowa, acquired March 2004;

•	Hilltop Supply Company, based in Southern California, acquired March 2004;

•	Blue Ribbon Propane, based in Canada, acquired May 2004

•	C. Barron & Sons, Inc., based in Michigan, acquired June 2004; and

•	Tri-Counties Gas Companies, based in Northern California, acquired July 2004.
These acquisitions were funded by $41.0 million in cash payments, the issuance of 0.1 million Ferrellgas Partners’ common units valued at an aggregate of $1.5 million and $0.8 million of notes payable to the seller.

The aggregate value of these ten propane distribution businesses were allocated as follows:

Customer tanks, buildings and land	$24,576
Non-compete agreements	4,306
Customer lists	14,183
Goodwill	244
Other	(16)

$43,293

The fair values and useful lives of assets acquired are based on an internal valuation and included only minor final valuation adjustments.

During fiscal 2003, the Company completed five propane distribution business acquisitions, including the following:
•	ProAm, Inc., based primarily in Georgia and Texas, acquired December 2002;

•	a branch of Cenex Propane Partners Co., based in Iowa, acquired November 2002;

•	Northstar Propane, based in Nevada, acquired November 2002;

•	Pettit Oil Company, Inc., based in Washington, acquired May 2003; and

•	Wheeler’s Bottled Gas, Inc., based in Ohio, acquired July 2003.

These purchases were funded by $39.1 million in cash payments, the issuance of 9 thousand Ferrellgas Partners’ common units valued at an aggregate of $0.2 million, and $9.9 million in the issuance of a short-term non-interest bearing note payable at an imputed interest rate of 4.25% to the seller.

The aggregate value of these five propane distribution businesses were allocated as follows:

Current assets	$8,835
Customer tanks, buildings and land	28,451
Non-compete agreements	1,148
Customer lists	11,650
Current liabilities	(930)

$49,154

The fair values and useful lives of assets acquired are based on an internal valuation and included only minor final valuation adjustments.

Blue Rhino contribution

On April 20, 2004, FCI Trading Corp. (“FCI Trading”), an affiliate of the Company, acquired all of the outstanding common stock of Blue Rhino Corporation in an all-cash merger. Pursuant to an Agreement and Plan of Merger dated February 8, 2004, a subsidiary of FCI Trading merged with and into Blue Rhino Corporation whereby the then current stockholders of Blue Rhino Corporation were granted the right to receive a payment from FCI Trading of $17.00 in cash for each share of Blue Rhino Corporation common stock outstanding on April 20, 2004. FCI Trading thereafter became the sole stockholder of Blue Rhino Corporation and immediately after the merger, FCI Trading converted Blue Rhino Corporation into a limited liability company, Blue Rhino LLC.

In a non-cash contribution, pursuant to a Contribution Agreement dated February 8, 2004, FCI Trading contributed on April 21, 2004 all of the membership interests in Blue Rhino LLC to the operating partnership through a series of transactions and the operating partnership assumed FCI Trading’s obligation under the Agreement and Plan of Merger to pay the $17.00 per share to the former stockholders of Blue Rhino Corporation together with other specific obligations, as detailed in the following table:

Assumption of obligations under the contribution agreement	$343,414
Common units and general partner interest issued	11,850
Assumption of Blue Rhino’s bank credit facility outstanding balance	43,719
Assumption of other liabilities and acquisition costs	15,382

$414,365

In consideration of this contribution, Ferrellgas Partners issued 195,686 common units to FCI Trading. Both Ferrellgas Partners and FCI Trading have agreed to indemnify the Company from any damages incurred by the Company in connection with the assumption of any of the obligations described above. Also on April 21, 2004, subsequent to the contribution described above, Blue Rhino LLC merged with and into the operating partnership. The former operations of Blue Rhino LLC will hereafter be referred to as “Blue Rhino.”

In addition to the payment of $17.00 per share to the former stockholders of Blue Rhino Corporation, each vested stock option and warrant that permitted its holder to purchase common stock of Blue Rhino Corporation that was outstanding immediately prior to the merger was converted into the right to receive a cash payment from Blue Rhino Corporation equal to the difference between $17.00 per share and the applicable exercise price of the stock option or warrant. Unvested options and warrants not otherwise subject to automatic accelerated vesting upon a change in control vested on a pro rata basis through April 19, 2004, based on their original vesting date. The total payment to the former Blue Rhino Corporation stockholders for all common stock outstanding on April 20, 2004 and for those Blue Rhino Corporation options and warrants then outstanding was $343.4 million.

Prior to this contribution, Blue Rhino Corporation was the leading national provider of propane by portable tank exchange as well as a leading supplier of complementary propane and non-propane products to consumers through many of the nation’s largest retailers.

During fiscal 2005, the Company completed its valuation and allocation of the purchase price related to the Blue Rhino contribution. The purchase price was increased by $3.6 million due to the final valuation of property, plant and equipment received in the acquisition. The results of operations from this business combination are included in the Company’s consolidated financial statements from the date of the business combination.

The aggregate value of the Blue Rhino contribution was allocated as follows:

Current assets	$53,912
Customer tanks, buildings and land	96,160
Trademarks and tradenames	59,000
Non-compete agreements	3,300
Customer lists	95,500
Goodwill	132,396
Other intangibles	5,300
Other assets	1,375
Current liabilities	(32,578)

$414,365

The estimated fair values and useful lives of assets acquired are based on an independent third party valuation and include final valuation adjustments.

The Company’s valuation of the tangible and intangible assets of the Blue Rhino contribution resulted in the recognition of goodwill of $132.4 million. This valuation of goodwill was based on the Company’s belief that the contributions of Blue Rhino will be beneficial to the Company’s and Blue Rhino’s operations as Blue Rhino’s counter-seasonal business activities and anticipated future growth is expected to provide the Company with the ability to better utilize its seasonal resources to complement the Company’s retail distribution locations with Blue Rhino’s existing distributor network.

The results of operations of Blue Rhino for the period from August 1, 2004 through July 31, 2005 and April 21, 2004 through July 31, 2004 are included in the statement of earnings of the combined entity for fiscal 2005 and 2004, respectively.

Results of operations

The following summarized unaudited pro forma results of operations for fiscal 2004 and 2003, assumes that the Blue Rhino contribution had occurred as of the beginning of the periods presented. These unaudited pro forma financial results have been prepared for comparative purposes only and may not be indicative of (i) the results that would have occurred if the Company had completed the Blue Rhino contribution as of the beginning of the periods presented or (ii) the results that will be attained in the future. Items not included in the reported pro forma results of operations for fiscal 2004, are $3.3 million of nonrecurring charges incurred by Blue Rhino Corporation in the period from February 1, 2004 through April 20, 2004, that are directly attributable to the Blue Rhino contribution. Nonrecurring items included in the pro forma results of operations for fiscal 2003 include $2.5 million of income related to net proceeds from a litigation settlement in March 2003.

	For the year ended July 31,
	2004	2003
Revenues	$1,470,529	$1,423,900
Loss before discontinued operations and cumulative effect of change in accounting principle	(2,990)	(1,037)

Net loss	$(2,827)	$(960)

D.	Discontinued operations

During July 2005, the Company sold its wholesale storage business, which consisted of non-strategic storage and terminal assets located in Arizona, Kansas, Minnesota, North Carolina and Utah for $144.0 million in cash, before $1.9 million of fees and expenses. The Company recorded a gain of $97.0 million on the sale. The assets consisted of underground storage facilities and rail and pipeline-to-truck terminals. The Company considers the sale of these assets to be discontinued operations. Therefore, in accordance with SFAS No. 144, the Company has reported results of operations from these assets as discontinued operations for all periods presented on the consolidated statements of earnings. The related assets and liabilities included in this sale have been reclassified as current and noncurrent assets and liabilities of discontinued operations on the fiscal 2004 consolidated balance sheet.

Earnings from discontinued operations consist of the following:

	For the year ended July 31,
	2005	2004	2003
Total revenues	$89,339	$70,995	$55,961
Cost of product sold (exclusive of depreciation, shown with amortization below)	77,407	59,441	46,116

Gross profit	11,932	11,554	9,845
Operating expense	2,506	2,362	2,306
Depreciation and amortization expense	1,189	1,004	921
Equipment lease expense	22	22	18
Loss on disposal of assets and other	(36)	35	—

Earnings before income taxes, minority interest, discontinued operations and cumulative effect of change in accounting principle	8,251	8,131	6,600
Minority interest	71,524	5,019	3,402
Parent investment in subsidiary	31,623	2,949	3,065
Gain on sale of discontinued operations	97,001	—	—

Earnings from discontinued operations	$2,105	$163	$133

Assets and liabilities of discontinued operations consist of the following:

July 31, 2004
Current assets of discontinued operations:
Accounts and notes receivable, net	$3,822
Inventories	7,219
Prepaid expenses and other current assets	307

Total current assets of discontinued operations	$11,348

Non-current assets of discontinued operations:
Property, plant and equipment, net	$15,929
Goodwill	31,164
Intangibles assets, net	698
Other assets	277

Total non-current assets of discontinued operations	$48,068

Current liabilities of discontinued operations:
Accounts payable	$2,572
Other current liabilities	4,480

Total current liabilities of discontinued operations	$7,052

Non-current liabilities of discontinued operations:
Other liabilities	$3,479

In accordance with SFAS 142, goodwill not allocated to discontinued operations was tested for impairment. The results of this test indicate that remaining goodwill is not impaired.

E.	Supplemental financial statement information

Inventories consist of:

	2005	2004
Propane gas and related products	$70,380	$62,351
Appliances, parts and supplies	27,363	34,008

	$97,743	$96,359

In addition to inventories on hand, the Company enters into contracts primarily to buy propane for supply procurement purposes. Nearly all of these contracts have terms of less than one year and most call for payment based on market prices at the date of delivery. All fixed price contracts have terms of less than 18 months. As of July 31, 2005, the Company had committed, for supply procurement purposes, to take net delivery of approximately 25.6 million gallons of propane at a fixed price.

Property, plant and equipment consist of:

	Estimated
	useful lives	2005	2004
Land	indefinite	$32,619	$35,144
Land improvements	2-20	10,139	10,182
Buildings and improvements	20	61,192	60,791
Vehicles, including transport trailers	8-20	90,215	89,385
Bulk equipment and district facilities	5-30	96,047	85,888
Tanks and customer equipment	2-30	819,854	805,809
Computer and office equipment	2-5	104,773	88,243
Construction in progress	n/a	8,136	11,658

		1,222,975	1,187,100
Less: accumulated depreciation		403,745	355,923

		$819,230	$831,177

During fiscal 2005 and 2004, the Company placed in service $6.8 million and $49.0 million of computer software, respectively, which will be depreciated using the straight-line method over its estimated useful life of five years.

The Company capitalized $0.0 million, $0.6 million and $2.2 million of interest expense related to the development of computer software for fiscal 2005, 2004 and 2003, respectively. Depreciation expense totaled $63.5 million, $43.4 million, and $30.4 million for fiscal 2005, 2004, and 2003, respectively.

Other current liabilities consist of:

	2005	2004
Accrued interest	$24,328	$28,990
Accrued payroll	13,816	16,989
Accrued insurance	8,627	6,942
Note payable	—	1,546
Other	25,437	33,973

	$72,208	$88,440

Loss on disposal of assets and other consist of:

	For the year ended July 31,
	2005	2004	2003
Loss on disposal of assets	$5,543	$6,085	$5,419
Loss on transfer of accounts receivable related to the accounts receivable securitization	5,894	2,454	2,222
Service income related to the accounts receivable Securitization	(2,764)	(1,406)	(962)

Loss on disposal of assets and other	$8,673	$7,133	$6,679

Shipping and handling expenses are classified in the following consolidated statements of earnings line items:

	For the year ended July 31,
	2005	2004	2003
Operating expense	$147,942	$136,768	$126,452
Depreciation and amortization expense	6,427	6,396	5,522
Equipment lease expense	20,202	15,232	11,354

	$174,571	$158,396	$143,328

F.	Accounts receivable securitization

On September 26, 2000, the Company entered into an accounts receivable securitization facility. As part of this renewable 364-day facility, the Company transfers an interest in a pool of its trade accounts receivable to Ferrellgas Receivables, a wholly-owned unconsolidated, special purpose entity, which sells its interest to a commercial paper conduit. The company does not provide any guarantee or similar support to the collectibility of these receivables. The company structured the facility using a wholly-owned unconsolidated, qualifying special purpose entity in order to facilitate the transaction and to comply with the Company’s various debt covenants. If the covenants are compromised, funding from the facility could be restricted or suspended, or its costs could increase. As a servicer, the Company remits daily to this special purpose entity funds collected on the pool of trade receivables held by Ferrellgas Receivables. The Company renewed the facility with JP Morgan Chase Bank, N.A. for an additional 364-day commitment on June 7, 2005.

The Company transfers certain of its trade accounts receivable to Ferrellgas Receivables and retains an interest in a portion of these transferred receivables. As these transferred receivables are subsequently collected and the funding from the accounts receivable securitization facility is reduced, the Company’s retained interest in these receivables is reduced. The accounts receivable securitization facility consisted of the following items:

	2005	2004
Retained interest	$15,710	$5,153
Accounts receivable transferred	$82,500	$27,125
The retained interest was classified as accounts and notes receivable on the consolidated balance sheets. The Company had the ability to transfer, at its option, an additional $5.1 million of its trade accounts receivable at July 31, 2005.

Other accounts receivable securitization disclosures consist of the following items:

	For the year ended July 31,
	2005	2004	2003
Net non-cash activity	$1,101	$664	$1,807
Bad debt expense	$466	$289	$324
Weighted average discount rate used to value retained interest	4.3%	2.0%	1.6%
Average collection cycle days	45	45	45

The net non-cash activity reported in the consolidated statements of earnings approximate the financing cost of issuing commercial paper backed by these accounts receivable plus an allowance for doubtful accounts associated with the outstanding receivables transferred to Ferrellgas Receivables.

G.	Goodwill and intangible assets, net

Goodwill and intangible assets, net consist of:

	July 31, 2005			July 31, 2004
	Gross	Accum-		Gross	Accum-
	carrying	ulated		carrying	ulated
	amount	amortization	Net	amount	amortization	Net
GOODWILL, NET	$468,350	—	$468,350	$464,812	—	$464,812

INTANGIBLE ASSETS, NET
Amortized intangible assets
Customer lists	$335,557	$(155,281)	$180,276	$324,567	$(139,679)	$184,888
Non-compete agreements	34,270	(21,803)	12,467	71,697	(56,468)	15,229
Other	5,470	(2,010)	3,460	6,289	(979)	5,310

	375,297	(179,094)	196,203	402,553	(197,126)	205,427

Unamortized intangible assets
Tradenames & trademarks	59,074	—	59,074	59,000	—	59,000

Total intangibles assets, net	$434,371	$(179,094)	$255,277	$461,553	$(197,126)	$264,427

During fiscal 2005, the Company acquired $4.0 million of goodwill resulting from the Kamps acquisition. Goodwill decreased $0.5 million primarily due to final valuation adjustments of property, plant and equipment received in the Blue Rhino contribution. Goodwill decreased $31.2 million primarily due to goodwill assigned to discontinued operations. See Note C – Business combinations – and Note D – Discontinued operations – for further discussion about these transactions.

Customer lists have estimated lives of 15 years, while non-compete agreements have estimated lives ranging from two to 10 years. Other intangible assets have estimated lives ranging from two to 10 years. The Company intends to utilize all acquired trademarks and tradenames and does not believe there are any legal, regulatory, contractual, competitive, economical or other factors that would limit their useful lives. Therefore, trademarks and tradenames have indefinite useful lives.

Aggregate amortization expense:

For the year ended July 31,
2005	$22,987
2004	15,893
2003	12,539
Estimated amortization expense:

For the year ended July 31,
2006	$21,550
2007	20,050
2008	18,103
2009	17,063
2010	16,043

H.	Long-term debt

Long-term debt consists of:

	2005	2004
Senior notes
Fixed rate, Series A, 7.16% due 2005 (1)	$—	$109,000
Fixed rate, Series B-E, 7.16% due 2006-2013 (2)	241,000	241,000
Fixed rate, 8.75%, due 2012, net of unamortized premium of $2,610 and $2,990 at 2005 and 2004, respectively (3)	270,610	270,990
Fixed rate, 8.87%, due 2006-2009 (4)	184,000	184,000
Fixed rate, 6.75% due 2014, net of unaccreted discount of $791 and $882 at 2005 and 2004, respectively (5)	249,209	249,118

Credit agreement, variable interest rates, expiring 2010	—	92,900

Notes payable, 7.2% and 7.3% weighted average interest rates in 2005 and 2004, respectively, due 2005 to 2011, net of unamortized discount of $747 and $1,304 at 2005 and 2004, respectively	6,440	9,014

Capital lease obligations	220	469

	951,479	1,156,491
Less: current portion, included in other current liabilities on the consolidated balance sheets	2,502	2,839

	$948,977	$1,153,652

(1)	The operating partnership fixed rate senior notes, issued in August 1998, are general unsecured obligations of the operating partnership and rank on an equal basis in right of payment with all senior indebtedness of the operating partnership and are senior to all subordinated indebtedness of the operating partnership. The outstanding principal amount of $109.0 million, due on August 1, 2005, was retired on July 29, 2005. Prepayment penalties associated with this transaction were not significant.

(2)	The operating partnership fixed rate senior notes, issued in August 1998, are general unsecured obligations of the operating partnership and rank on an equal basis in right of payment with all senior indebtedness of the operating partnership and are senior to all subordinated indebtedness of the operating partnership. The outstanding principal amount of the series B, C, D and E notes are due on August 1, 2006, 2008, 2010, and 2013, respectively. In general, the operating partnership does not have the option to prepay the notes prior to maturity without incurring prepayment penalties.

(3)	On September 24, 2002, the Company redeemed the Ferrellgas Partners fixed rate senior secured notes issued in April 1996, with the proceeds from $170.0 million of Ferrellgas Partners fixed rate senior notes. The Company recognized a $7.1 million charge to earnings related to the premium and other costs incurred to redeem the notes plus the write-off of financing costs related to the original issuance of the Ferrellgas Partners senior secured notes. On December 18, 2002, the Company issued $48.0 million of Ferrellgas Partners fixed rate senior notes with a debt premium of $1.7 million that will be amortized to interest expense through 2012. On June 10, 2004 the Company issued $50.0 million of Ferrellgas Partners fixed rate senior secured notes with a debt premium of $1.6 million that will be amortized to interest expense through 2012. The Ferrellgas Partners senior notes bear interest from the date of issuance, payable semi-annually in arrears on June 15 and December 15 of each year.

(4)	The operating partnership fixed rate senior notes, issued in February 2000, are general unsecured obligations of the operating partnership and rank on an equal basis in right of payment with all senior indebtedness of the operating partnership and are senior to all subordinated indebtedness of the operating partnership. The outstanding principal amount of the series A, B and C notes are due on August 1, 2006, 2007 and 2009, respectively. In general, the operating partnership does not have the option to prepay the notes prior to maturity without incurring prepayment penalties.

(5)	The operating partnership fixed rate senior notes, issued in April 2004 are general unsecured obligations of the operating partnership and rank on an equal basis in right of payment with all senior indebtedness of the operating partnership and are senior to all subordinated indebtedness of the operating partnership. The outstanding principal amount is due on May 1, 2014. In general, the operating partnership does not have the option to prepay the notes prior to maturity without incurring prepayment penalties.
On April 22, 2005, the operating partnership entered into a $330.0 million bank credit facility, which replaced the $307.5 million bank credit facility that was to expire on April 28, 2006. The $330.0 million bank credit facility is available for working capital, acquisitions, capital expenditures, long-term debt repayments, and general partnership purposes and will terminate on April 22, 2010, unless extended or renewed. The new bank credit facility has a letter of credit sub-facility with availability of $90.0 million. As of July 31, 2005, the Company had borrowings of $19.8 million, classified as short-term borrowings on the consolidated balance sheet, at a weighted average interest rate of 6.25%, on the $330.0 million bank credit facility. As of July 31, 2004, the Company had borrowings of $92.9 million, classified as long-term debt on the consolidated balance sheet that were used to fund capital expenditures.

The borrowings under the $330.0 million bank credit facility bear interest, at the Company’s option, at a rate equal to either:
•	the base rate, which is defined as the higher of the federal funds rate plus 0.50% or Bank of America’s prime rate (as of July 31, 2005, the federal funds rate and Bank of America’s prime rate were 3.31% and 6.25%, respectively); or

•	the Eurodollar Rate plus a margin varying from 1.50% to 2.50% (as of July 31, 2005, the one-month Eurodollar Rate was 3.46%).
In addition, an annual commitment fee is payable on the daily unused portion of the $330.0 million bank credit facility at a per annum rate varying from 0.375% to 0.500% (as of July 31, 2005, the commitment fee per annum rate was 0.500%).
Letters of credit outstanding, used primarily to secure obligations under certain insurance arrangements, and to a lesser extent, risk management activities and product purchases, totaled

$53.0 million and $55.3 million at July 31, 2005 and 2004, respectively. At July 31, 2005, the Company had $257.2 million of funding available. The Company incurred commitment fees of $0.9 million, $0.6 million and $0.5 million in fiscal 2005, 2004 and 2003, respectively.

On April 20, 2004, subsidiaries of the operating partnership completed a private placement of $250.0 million in principal amount of 6.75% senior notes due 2014 at a price to the note holders of 99.637% per note. Interest on the senior notes is payable semi-annually in arrears on May 1 and November 1 of each year. In the offering, the subsidiaries of the operating partnership received proceeds, net of underwriting discounts and commissions, of $243.5 million. The subsidiaries then merged into the operating partnership and Ferrellgas Finance Corp., a subsidiary of the operating partnership, on April 20, 2004 with the operating partnership and Ferrellgas Finance Corp. assuming the payment obligation of the notes. The proceeds of the notes were used to pay a portion of the merger consideration assumed by the operating partnership of $17.00 per share to the then former common stockholders of Blue Rhino Corporation in connection with the contribution of Blue Rhino to the operating partnership by an affiliate of the Company. See additional discussion about the Blue Rhino contribution in Note C — Business combinations.

The senior notes and the bank credit facility agreement contain various restrictive covenants applicable to the Company and its subsidiaries, the most restrictive relating to additional indebtedness. In addition, Ferrellgas Partners is prohibited from making cash distributions of the minimum quarterly distribution if a default or event of default exists or would exist upon making such distribution, or if Ferrellgas Partners or the operating partnership fails to meet certain coverage tests. As of July 31, 2005, Ferrellgas Partners and the operating partnership are in compliance with all requirements, tests, limitations and covenants related to these debt agreements.

The scheduled annual principal payments on long-term debt are as follows:

Scheduled
annual principal
For the year ended July 31,	payments
2006	$2,868
2007	59,880
2008	91,402
2009	52,866
2010	73,191
Thereafter	670,200

Total	$950,407

The carrying amount of short-term financial instruments approximates fair value because of the short maturity of these instruments. The estimated fair value of the Company’s long-term debt was $980.4 million and $1,175.7 million as of July 31, 2005 and 2004, respectively. The fair value is estimated based on quoted market prices.

I.	Derivatives

SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS No. 137 “Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of FASB Statement No. 133,” SFAS No. 138 “Accounting for Certain Derivative Instruments and Certain Hedging Activities” and SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” requires all derivatives (with certain exceptions), whether designated in hedging relationships or not, to be recorded on the consolidated balance sheets at fair value. The Company records changes in the fair value of positions qualifying as cash flow hedges in accumulated other comprehensive income and changes in the fair value of other positions in the consolidated statements of earnings. The Company’s overall objective for entering into derivative contracts for the purchase of product is related to hedging, risk reduction and to anticipate market movements. Fair value hedges are derivative financial instruments that hedge the exposure to changes in the fair value of an asset or a liability or an identified portion thereof attributable to a particular risk. Cash flow hedges are derivative financial instruments that hedge the exposure to variability in expected future cash flows attributable to a particular risk. The Company uses cash flow hedges to manage exposures to product purchase price risk.

Fluctuations in the wholesale cost of propane expose the Company to purchase price risk. The Company purchases propane at various prices that are eventually sold to its customers, exposing the Company to future product price fluctuations. Also, certain forecasted transactions expose the Company to purchase price risk. The Company monitors its purchase price exposures and utilizes product hedges to mitigate the risk of future price fluctuations. Propane is the only product hedged with the use of product hedge positions. The Company uses derivative contracts to hedge a portion of its forecasted purchases for up to 18 months in the future. These derivatives are designated as cash flow hedging instruments. Because these derivatives are designated as cash flow hedges, the effective portions of changes in the fair value of the derivatives are recorded in other comprehensive income (“OCI”) and are recognized in the consolidated statements of earnings when the forecasted transaction impacts earnings. As of July 31, 2005, the Company had the following cash flow hedge activity included in OCI in the consolidated statements of stockholder’s equity (deficiency):

	2005	2004
Fair value adjustment classified as OCI	$70	$1,911
Reclassification of net gains to statement of earnings	$(1,772)	$(139)
Changes in the fair value of cash flow hedges due to hedge ineffectiveness, if any, are recognized in cost of product sold. During fiscal 2005, 2004, and 2003, the Company did not recognize any gain or loss in earnings related to hedge ineffectiveness and did not exclude any component of the derivative contract gain or loss from the assessment of hedge effectiveness related to these cash flow hedges. The fair value of the derivatives related to purchase price risk are classified on the consolidated balance sheets as inventories.

Through its risk management trading activities, the Company also purchases and sells derivatives that are not designated as accounting hedges to manage other risks associated with commodity prices. The types of contracts utilized in these activities include energy commodity forward contracts, options and swaps traded on the over-the-counter financial markets, and futures and options traded on the New York Mercantile Exchange. The Company utilizes published settlement prices for exchange traded contracts, quotes provided by brokers and estimates of market prices based on daily contract activity to estimate the fair value of these contracts. The changes in fair value of these risk management trading activities are recognized as they occur in cost of product sold in the consolidated statements of earnings. During fiscal 2005, 2004 and 2003, the Company recognized risk management trading gains (losses) related to derivatives not designated as accounting hedges of $(9.7) million, $0.5 million, and $5.9 million, respectively.

Estimates related to the Company’s risk management trading activities are sensitive to uncertainty and volatility inherent in the energy commodities markets and actual results could differ from these estimates. Assuming a hypothetical 10% adverse change in prices for the delivery month of all energy commodities, the potential loss in future earnings of such a change was estimated at $0.0 million for risk management trading activities as of July 31, 2005. For other risk management activities, the potential loss in future earnings was estimated at $0.3 million at July 31, 2005. The preceding hypothetical analysis is limited because changes in prices may or may not equal 10%.

The following table summarizes the change in the unrealized fair value of contracts from risk management trading activities for fiscal 2005, 2004 and 2003.

	For the year ended July 31,
	2005	2004	2003
Net fair value of contracts outstanding at the beginning of the period	$424	$(1,718)	$(4,569)
Contracts outstanding at the beginning of the period that were realized or otherwise settled during the period	(9,672)	458	5,921
Fair value of new contracts entered into during the period	9,364	1,684	(3,070)

Unrealized gains in fair value of contracts	$116	$424	$(1,718)

     The following table summarizes the maturity of these contracts for the valuation methodologies the Company utilized as of July 31, 2005 and 2004. This table summarizes the contracts where settlement had not yet occurred.

	Fair value of contracts
	at period-end
		Maturity
		greater than
	Maturity	1 year
	less than	and less than
Source of fair value	1 year	18 months
Prices provided by external sources	$116	$—

Unrealized gains in fair value of contracts outstanding at July 31, 2005	$116	$—

Prices actively quoted	$151	$—
Prices provided by external sources	273	—

Unrealized gains in fair value of contracts outstanding at July 31, 2004	$424	$—

The following table summarizes the gross transaction volumes in barrels (one barrel equals 42 gallons) for risk management trading contracts that were physically settled for the years ended July 31, 2005, 2004 and 2003:

(in thousands)
For the year ended July 31, 2005	10,717
For the year ended July 31, 2004	18,206
For the year ended July 31, 2003	13,805
The Company also uses forward contracts, not designated as accounting hedges under SFAS No. 133, to help reduce the price risk related to sales made to its propane customers. These forward contracts meet the requirement to qualify as normal purchases and normal sales as defined in SFAS No. 133, as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149, and thus are not adjusted to fair market value.

J.	Income taxes

Income tax expense (benefit) consists of:

	For the year ended July 31,
	2005	2004	2003
Current	$2,335	$236	$31
Deferred	(291)	294	50

	$2,044	$530	$81

The income tax expense (benefit) relates solely to state income taxes.
The significant components of the net deferred tax asset (liability) included in the consolidated balance sheets are as follows:

	2005	2004
Deferred tax liabilities:
Partnership basis/ Corporate Subsidiaries difference	$(3,527)	$(2,664)
Tax liability assumed in acquisition	—	—

Total deferred tax liabilities	(3,527)	(2,664)

Deferred tax assets:
Operating loss and credit carryforwards	95	95

Total deferred tax assets	95	95

Net deferred tax liability	$(3,432)	$(2,569)

Partnership basis differences are primarily attributable to differences in the tax and book basis of fixed assets and amortizable intangibles resulting from the Company’s contribution of assets and liabilities concurrent with Ferrellgas Partners’ public offering in 1994.

For Federal income tax purposes, the Company has net operating loss carryforwards of approximately $65.0 million at July 31, 2005 available to offset future taxable income. These net operating loss carryforwards expire at various dates through 2014.

The Company is potentially subject to the built-in gains tax, which could be incurred on the sale of assets owned as of August 1, 1998, the date of the Subchapter S election, and other assets acquired in connection with business combinations, that had a fair market value in excess of their tax basis as of that date. However, the Company anticipates that it can avoid incurring any built-in gains tax liability through utilization of its net operating loss carryovers and tax planning relating to the retention/disposition of these assets. In the event that the built-in gains tax is not incurred, the Company may not utilize the federal net operating loss carryforwards; therefore, a deferred tax asset has not been recognized. A deferred tax asset of $95 thousand has been recognized as of July 31, 2005 and 2004, respectively, for the income tax effect of the state net operating loss carryforwards.

K.	Minority Interest

The minority interest on the consolidated balance sheets includes limited partner interests in both Ferrellgas Partners’ common units held by the public and Ferrellgas Partners’ senior units held by JEF Capital Management, Inc., an entity owned by Mr. Ferrell, Chairman, Chief Executive Officer and President of the Company. On June 30, 2005, the senior units were converted into Ferrellgas Partners’ common units. At July 31, 2005 and 2004, the minority interest related to the common units owned by the public was $511.9 million and $301.0 million, respectively. Minority interest related to the senior units was $79.8 million at July 31, 2004. The amount at July 31, 2004 represents the liquidation value of the senior units. See Note L – Transactions with related parties – for additional information about the senior units.

L.	Transactions with related parties

Note receivable with Ferrellgas

The Company has two notes receivable from Ferrell on an unsecured basis due on demand. Because the Company currently does not intend to demand repayment of the notes from Ferrell, the Company does not accrue interest income. The balances outstanding on these notes at July 31, 2005 and 2004 are $147.4 million and $146.8 million, respectively, and are reported as Note receivable from parent in Stockholder’s equity (deficiency) on the consolidated balance sheets.

Common unit issuance in connection with business combinations

On April 21, 2004, Ferrellgas Partners issued 0.2 million common units to FCI Trading in connection with the contribution of the Blue Rhino contribution (see Note C – Business combinations). On December 12, 2001, Ferrellgas Partners issued 37 thousand common units to Ferrell Propane, Inc., a subsidiary of Ferrell Acquisitions Company in connection with the acquisition of Blue Flame Bottle Gas (see Note C – Business combinations).

Partnership distributions

Ferrellgas Partners paid senior unit distributions of $9.3 million, $8.0 million and $11.6 million to JEF Capital during fiscal 2005, 2004 and 2003, respectively. The increase in senior units distributions paid during fiscal 2005 was due to $1.3 million of accumulated and unpaid distributions on those senior units that were converted to common units on June 30, 2005. Ferrellgas paid JEF Capital $31.5 million in fiscal 2003 to redeem 0.8 million senior units.

Ferrell Companies is the sole shareholder of the general partner and owns 18.2 million common units of Ferrellgas Partners. FCI Trading owns 0.2 million common units of Ferrellgas Partners, while Ferrell Propane owns 0.1 million common units.

Ferrellgas Partners has paid the following common unit distributions to related parties:

	For the year ended July 31,
	2005	2004
Ferrell	$35,608	$35,608
FCI Trading	391	98
On August 22, 2005, Ferrellgas declared distributions to Ferrell and FCI Trading of $9.1 million and $0.1 million, respectively, that was paid on September 14, 2005.

Operations

Ferrell International Limited (“Ferrell International”) is beneficially owned by Mr. Ferrell and thus is an affiliate. The Company enters into transactions with Ferrell International in connection with the Company’s risk management activities and does so at market prices in accordance with the Company’s affiliate trading policy approved by the Company’s Board of Directors. These transactions include forward, option and swap contracts and are all reviewed for compliance with the policy. The Company also provides limited accounting services for Ferrell International. The Company recognized the following net receipts (disbursements) from purchases, sales and commodity derivative transactions and from providing limited accounting services to Ferrell International:

	For the year ended July 31,
	2005	2004	2003
Net receipts (disbursements)	$(2,699)	$328	$(245)
Receipts from providing accounting services	40	40	40
These net purchases, sales and commodity derivative transactions with Ferrell International are classified as cost of product sold on the consolidated statements of earnings. There were no amounts due from or to Ferrell International at July 31, 2005.

M.	Contingencies and commitments

Litigation

The Company’s operations are subject to all operating hazards and risks normally incidental to handling, storing, transporting and otherwise providing for use by consumers of combustible liquids such as propane. As a result, at any given time, the Company is threatened with or named as a defendant in various lawsuits arising in the ordinary course of business. Currently, the Company is not a party to any legal proceedings other than various claims and lawsuits arising in the ordinary course of business. It is not possible to determine the ultimate disposition of these matters; however, management is of the opinion that there are no known claims or contingent claims that are reasonably expected to have a material adverse effect on the consolidated financial condition, results of operations and cash flows of the Company.

Ferrellgas Partners distributions

Ferrellgas Partners makes quarterly cash distributions of all of its “available cash.” Available cash is defined in the partnership agreement of Ferrellgas Partners as, generally, the sum of its consolidated cash receipts less consolidated cash disbursements and net changes in reserves established by the Company for future requirements. Reserves are retained in order to provide for the proper conduct of Ferrellgas Partners’ business, or to provide funds for distributions with respect to any one or more of the next four fiscal quarters. Distributions are made within 45 days after the end of each fiscal quarter ending January, April, July and October to holders of record on the applicable record date.

Distributions by Ferrellgas Partners in an amount equal to 100% of its available cash, as defined in its partnership agreement, will be made to the common unitholders and the Company. Additionally, the payment of incentive distributions to the holders of incentive distribution rights will be made to the extent that certain target levels of cash distributions are achieved. The publicly held common units have certain distribution preference rights over the common units held by Ferrell.

Long-term debt-related commitments

The Company has long and short-term payment obligations under agreements such as senior notes and credit facilities. See Note H — Long-term debt — for a description of these debt obligations and a schedule of future maturities.

Operating lease commitments and buyouts

The Company leases certain property, plant and equipment under noncancelable and cancelable operating leases. Amounts shown in the table below represent minimum lease payment obligations under the Company’s third-party operating leases with terms in excess of one year for the periods indicated. These arrangements include the leasing of transportation equipment, property, computer equipment and propane tanks. The Company accounts for these arrangements as operating leases.

FASB Financial Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” requires recognition of a liability for the fair value of guarantees issued after December 31, 2002. The only material guarantees the Company has are associated with residual value guarantees of operating leases. Most of the operating leases involving the Company’s transportation equipment contain residual value guarantees. These transportation equipment lease arrangements are scheduled to expire over the next seven fiscal years. Most of these arrangements provide that the fair value of the equipment will equal or exceed a guaranteed amount, or the Company will be required to pay the lessor the difference. The fair value of these residual value guarantees entered into after December 31, 2002 was $1.5 million as of July 31, 2005. Although the fair values of the underlying equipment at the end of the lease terms have historically exceeded these guaranteed amounts, the maximum potential amount of aggregate future payments the Company could be required to make under these leasing arrangements, assuming the equipment is worthless at the end of the lease term, is currently $13.1 million. The Company does not know of any event, demand, commitment, trend or uncertainty that would result in a material change to these arrangements.

Operating lease buyouts represent the maximum amount the Company would pay if it were to exercise its right to buyout the assets at the end of their lease term.

The following table summarizes the Company’s contractual operating lease commitments and buyout obligations as of July 31, 2005:

	Future minimum rental and buyout amounts by fiscal year
	2006	2007	2008	2009	2010	Thereafter
Operating lease obligations	$32,630	$27,365	$22,310	$15,687	$10,151	$19,383
Operating lease buyouts	$4,857	$7,395	$2,610	$6,261	$2,105	$6,114
Capital lease obligations	$147	$33	$27	$30	$—	$—
Certain property and equipment is leased under noncancelable operating leases, which require fixed monthly rental payments and which expire at various dates through 2024. Rental expense under these leases totaled $40.9 million, $27.0 million, and $30.0 million for fiscal 2005, 2004, and 2003, respectively.

N.	Employee benefits

Ferrell makes contributions to the ESOT, which causes a portion of the shares of Ferrell owned by the ESOT to be allocated to employees’ accounts over time. The allocation of Ferrell’s shares to employee accounts causes a non-cash compensation charge to be incurred by the Company, equivalent to the fair value of such shares allocated. This non-cash compensation charge is reported separately in the Company’s consolidated statements of earnings and thus excluded from operating and general and administrative expenses. The non-cash compensation charges were $12.3 million, $7.9 million and $6.8 million during fiscal 2005, 2004 and 2003, respectively. The non-cash compensation charge increased during fiscal 2005 due to additional shares being allocated to employee accounts in lieu of the suspension of matching cash contributions to employees’ 401(k) accounts from February 1, 2005 to July 31, 2005, as well as an increase in the fair value of the Ferrell shares allocated to employees. The non-cash compensation charge increased during fiscal 2004 primarily due to the increase in the fair value of the Ferrell shares allocated to employees. The Company is not obligated to fund or make contributions to the ESOT.

The Company and its parent, Ferrell, have a defined contribution profit-sharing plan, which includes both profit sharing and matching contributions. The plan covers substantially all employees with more than one year of service. With the establishment of the ESOP in July 1998, the Company suspended future contributions to the profit sharing plan beginning with fiscal 1998. The plan, which qualifies under section 401(k) of the Internal Revenue Code, also provides for matching contributions under a cash or deferred arrangement based upon participant salaries and employee contributions to the plan. Matching contributions for fiscal 2005, 2004, and 2003, were $1.6 million, $3.1 million, and $2.9 million, respectively, under the 401(k) provisions. The Company suspended matching contributions from February 1, 2005 through July 31, 2005. On August 1, 2005, the Company reinstated the matching contribution to employees’ 401(k) accounts.

The Company has a defined benefit plan that provides participants who were covered under a previously terminated plan with a guaranteed retirement benefit at least equal to the benefit they would have received under the terminated plan. Until July 31, 1999, benefits under the terminated plan were determined by years of credited service and salary levels. As of July 31, 1999, years of credited service and salary levels were frozen. The Company’s funding policy for this plan is to contribute amounts deductible for Federal income tax purposes and invest the plan assets primarily in corporate stocks and bonds, U.S. Treasury bonds and short-term cash investments. During fiscal 2005, 2004 and 2003, other comprehensive income and other liabilities were adjusted by $(0.3) million, $(0.9) million, and $(0.7) million, respectively, because the accumulated benefit obligation of this plan exceeded the fair value of plan assets.

O.	Unit options of Ferrellgas Partners and stock options of Ferrell

The unit option plan is authorized to issue options covering up to 1.35 million common units to employees of the Company or its affiliates. The unit option plan is intended to meet the requirements of the New York Stock Exchange equity holder approval policy for option plans not approved by the equity holders of a company, and thus approval of the plan from the unitholders of Ferrellgas Partners was not required. The Board of Directors of the Company administers the unit option plan, authorizes grants of unit options thereunder and sets the unit option price and vesting terms of unit options in accordance with the terms of the unit option plan. No single officer or director of the general partner may acquire more than 314,895 common units under the unit option plan. In general, the options currently outstanding under the unit option plan vest over a five-year period, and expire on the tenth anniversary of the date of the grant.

	Number of	Weighted average
	units	exercise price

Outstanding, August 1, 2002	1,075,400	18.15
Exercised	(368,900)	18.05
Forfeited	(2,400)	18.80

Outstanding, July 31, 2003	704,100	18.20
Exercised	(233,924)	18.08
Forfeited	—	—

Outstanding, July 31, 2004	470,176	18.26
Exercised	(26,450)	17.91
Forfeited	(99,050)	17.28

Outstanding, July 31, 2005	344,676	18.52

Options exercisable, July 31, 2005	313,526	18.38

Options exercisable, July 31, 2004	245,776	18.52

Options exercisable, July 31, 2003	364,300	18.43

Options outstanding at July 31, 2005
Range of option exercise prices at end of year	$16.80-$21.67
Weighted average remaining contractual life	4.5 Years
The ICP was established by Ferrell to allow upper middle and senior level managers of the Company to participate in the equity growth of Ferrell. The shares underlying the stock options are common shares of Ferrell, therefore, there is no potential dilution of the Company. The ICP stock options vest ratably over periods ranging from five to 12 years or 100% upon a change of control of Ferrell Companies, or the death, disability or retirement at the age of 65 of the participant. Vested options are exercisable in increments based on the timing of the payoff of Ferrell’s debt, but in no event later than 20 years from the date of issuance.